EXHIBIT 99.1


          Tim Callahan Appointed President & CEO of Trizec Properties
                    Casey Wold Named Chief Operating Officer

     NEW YORK City, Aug. 15, 2002--Trizec Properties, Inc. (NYSE: TRZ), one of North America's largest owners of commercial office properties, today announced the appointment of Timothy H. Callahan as President & Chief Executive Officer. The Company also named Casey Wold to be Chief Operating Officer, a new position. Both Mr. Callahan and Mr. Wold will be members of Trizec's Board of Directors.

     Mr. Callahan will join Trizec immediately. He succeeds Christopher Mackenzie, who has resigned to pursue other interests. In addition, Mr. Mackenzie has resigned from the Boards of both Trizec Properties, Inc. and Trizec Canada Inc. (TSX: TZC).

     For many years, Mr. Callahan has been widely regarded as one of the REIT (real estate investment trust) industry's most effective leaders. He was President and CEO of Equity Office Properties Trust from 1996 until April of this year, leading that company through its dramatic growth and establishment as a major industry force. It was under his leadership that the company was ranked #1 among real estate companies on Fortune's "Most Admired" list.

     Before joining Equity Office, Mr. Callahan had served since 1992 as Executive Vice President of Equity Group Investments, Inc., where he was responsible for coordinating all financing and capital markets activities affecting the company and its portfolio investments. Previously he was with Chemical Bank in New York City, where he was responsible for all real estate lending in the Mid-Atlantic and Midwest regions.

     Mr. Wold, who has been with the organization since 1995, will continue to serve as chief investment officer responsible for Trizec's investment and portfolio strategy and will oversee its management and leasing operations. Previously, he was President of TrizecHahn Office Properties, formerly the U.S.-based subsidiary of TrizecHahn Corporation.

     During his tenure with the companies, Mr. Wold spearheaded the organization's growth strategy, with transactions totaling more than 75 million square feet. During that period, the U.S. office portfolio grew to nearly 50 million square feet and annual revenues increased from $100 million to over $1 billion. He also led the development of one of the industry's premier leasing and property management operations. He was a senior executive with Equity Office immediately prior to joining TrizecHahn.

     Trizec Chairman Peter Munk said, "Trizec's Board is pleased to have been able to attract someone of Tim Callahan's stature to lead the Company. Now that we have completed the launch of Trizec Properties as a publicly traded U.S. REIT, we are best served by a CEO with deep experience and expertise in the real estate sector. Clearly, Tim fits that description better than most.

     "Tim will be supported by what I firmly believe is the industry's finest group of real estate investment and management professionals, which Casey Wold played a key role in assembling. I


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know Tim, Casey and the other individuals who now make up the Trizec team are all excited about the Company's future prospects."

     Mr. Munk continued, "I'd like to thank Christopher Mackenzie for his leadership during the reorganization of TrizecHahn Corporation and the launching of Trizec Properties as a pure U.S. office real estate investment trust. We all wish him well as he moves on to tackle new challenges."

     Mr. Callahan said, "For several years, I have been aware of Trizec's quality property portfolio as well as the Company's outstanding professionals. I look forward to taking on this great opportunity to lead the Company forward at this exciting time in its history -- to build on the Company's strengths and to generate growing returns for its shareholders."

     Mr. Wold commented, "Tim Callahan's proven track record in the real estate capital markets will truly benefit our management team. I look forward to working with him to achieve greater success."

     Trizec Properties, Inc. is the nation's second largest publicly-traded office REIT based on square footage owned or managed. The Company has ownership interests in and manages a high-quality portfolio of 73 office properties totaling approximately 49 million square feet concentrated in the central business districts of seven major U.S. cities. For more information, visit the Trizec Properties Web site at www.trz.com.


This news release of Trizec Properties, Inc. contains forward-looking statements relating to Trizec Properties, Inc.'s business and financial outlook, which are based on Trizec Properties, Inc.'s current expectations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and Trizec Properties, Inc. undertakes no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which our principal tenants compete, our ability to timely lease or re- lease space at current or anticipated rents, our ability to achieve economies of scale over time, the demand for tenant services beyond those traditionally provided by landlords, changes in interest rates, changes in operating costs, changes in environmental laws and regulations and contamination events, the occurrence of uninsured or underinsured events, our ability to attract and retain high quality personnel at a reasonable cost in a highly competitive labor environment, future demand for our debt and equity securities, our ability to refinance our debt on reasonable terms at maturity, our ability to complete current and future development projects on time and on schedule, the possibility that income tax treaties may be renegotiated, with a resulting increase in the withholding taxes applicable to Trizec Properties, Inc., market conditions in existence at the time we sell assets, the possibility of change in law adverse to Trizec Properties, Inc. and joint venture and partnership risks. Such factors include those set forth in more detail in the Risk


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Factors section in Trizec Properties, Inc.'s Form 10-K filed with the U.S.
Securities and Exchange Commission (SEC).

CONTACT: Trizec Properties

Investor Relations: Dennis C. Fabro, 212/382-9366

Media Contact: Rick Matthews, 212/382-9314




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